Exhibit 16.1

April 25, 2000

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549

Re:      youticket.com, inc.

Dear Sir/Madam:

We have read Item 3, Changes in and disagreements with Accountants on Accounting and Financial Disclosure included in the Form 10-KSB dated April 25, 2000 of youticket.com inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours very truly,

 /s/ Barry Friedman

Barry Friedman, CPA]